Exhibit 10.8

Release Agreement
This Release Agreement (this “Release Agreement”) between ABM Industries Incorporated (“Company” or “ABM”) and you sets forth the terms of certain waivers and releases by you in order to receive certain ongoing separation payments and benefits, as set forth in detail below. By signing this Release Agreement, you and the Company agree as follows:

1.Entitlement to benefits
Your employment with the Company ended on January 15, 2021 (“Separation Date”) and, pursuant to the terms of the Employment Agreement, dated November 1, 2017, and amended as of November 2, 2020, by and between you and ABM (as amended, the “Employment Agreement”), you will only be entitled to ongoing severance payments and benefits thereunder if you sign and do not revoke this Release Agreement.
2.Benefits
In consideration for you signing and not revoking this Release Agreement and your continuing compliance with all of your continuing obligations under the Employment Agreement, and those set forth in this Release Agreement, you will receive the following additional payments and benefits (“Benefits”), subject to the conditions set forth below, in full satisfaction of any amounts under the Employment Agreement, and any other Company plan, policy or agreement, all subject to applicable tax withholding:
a.Cash Payments. The Company will pay you a total of $2,200,000 in Benefits, less withholdings. Such payments will be made in equal installments over the 24-month period following the Separation Date (see section 7.2 of Employment Agreement); provided that payments will not continue unless you sign and return this Release Agreement within five (5) business days of your receipt of this Agreement.
b.FY2021 Bonus. You will be eligible for a prorated portion equivalent to three-twelfths of the fiscal year 2021 bonus, if and to the extent determined by the Compensation Committee based on the Company’s actual performance for the entire fiscal year. The prorated fiscal year 2021 bonus shall be paid at such time as bonuses for fiscal year 2021 are paid to employees generally, but in no event later than March 15, 2022.
c.Performance Shares. Pursuant to the termination provisions of the applicable equity award documents, your ABM Performance Share awards remained outstanding following your Separation Date, with the restriction on such shares to lapse at the end of the performance period and such awards to vest pro-rata, if applicable, as specified in, and subject to the terms of, such awards including as set forth in the Statement of Terms and Conditions to such awards.
You acknowledge (a) receipt of all compensation and benefits due through the date you sign this Release Agreement as a result of services performed for the Company; (b) you have reported to the Company any and all work-related injuries incurred during employment; and (c) the Company

    Exhibit 10.8

properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
3.Section 409 Tax Considerations. Notwithstanding the above, you shall not be considered to have terminated employment with the Company for purposes of this Paragraph 3, and no Benefits (or other payments or benefits that would be considered deferred compensation) shall be due to you, unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A, and any Benefits that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. In the event that it would be possible for any Benefits to be paid in either of two calendar years, depending on when you sign the Release Agreement, then to the extent required to avoid being subject to Section 409A, any such Benefits will not be paid until the calendar year following the calendar year in which your separation from service occurs. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Benefits (and other payments or benefits that would be considered deferred compensation) that would otherwise be payable or provided during the six-month period immediately following your “separation from service” within the meaning of Section 409A shall instead be paid on the first business day after the date that is six months following such “separation from service” (or upon your death, if earlier). To the extent any expense reimbursement or the provision of any in-kind benefit under this Release Agreement is determined to be subject to Section 409A , the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
4.Restrictive Covenants. By signing this Release Agreement, you reaffirm that you will continue to abide by the restrictive covenants set forth in your Employment Agreement, which expressly survive the termination of your employment.
5.Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.
6.Waiver and Release
In exchange for the Benefits the Company will provide you under this Release Agreement, you release and forever discharge ABM Industries Incorporated, ABM Industry Groups, LLC, GCA

    Exhibit 10.8

Services Group, Inc., and all of their respective past, present or future subsidiaries, affiliates, related persons or entities, including but not limited to its officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns (collectively the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Company as of the date you sign this Release Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship which you or your heirs, successors, executors, or other representatives may have (“Claims”). All such Claims are forever barred by this Release Agreement regardless of the forum in which such Claims might be brought, including, but not limited to, Claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (ADEA); the Older Worker Benefit Protection Act (OWBPA); the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974 (ERISA): the Rehabilitation Act; the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act (NLRA); any state, local, and other federal employment laws, and any amendments to any of the foregoing; (b) claims related to status (perceived or actual) as a whistleblower; and/or (c) under the common law for breach of contract, wrongful discharge, promissory estoppel, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Release Agreement.
In addition, by signing this Release Agreement you acknowledge and agree that you are not aware of any actions or inactions by the Company or any of the Released Parties that you believe may constitute bank fraud, wire fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission (the “SEC”), any violation of federal law, or any violation of the Company’s Code of Business Conduct.
The above release does not waive claims (i) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Release Agreement, (ii) that may arise after you sign this Release Agreement, (iii) which cannot be released by private agreement, or (iv) alleging breach of this Release Agreement.
7.Covenant Not To Sue
You understand that following the Effective Date, the Release will be final and binding. You promise that you will not pursue any claim that you have settled by the Release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue stated in this paragraph does not apply to claims that you may have under the OWBPA and the ADEA.
Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. Further, nothing in this Agreement or otherwise

    Exhibit 10.8

precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.
8.Material Breach
You agree that in the event of any breach or threatened breach of any provision of this Release Agreement or of the restrictive covenants in your Employment Agreement, the Company will have no further obligation to pay or provide any unpaid Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or ABM-affiliated companies will also be entitled to specific performance by you. Nothing in this Release Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Release Agreement will remain in full force and effect.
9.Re-Employment
If you are offered and accept re-employment with the Company or ABM-affiliated companies, any remaining Benefits will cease upon such re-employment with the Company or ABM-affiliated companies.
10.Notice and Revocation Periods
This Release Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Release Agreement are contingent on your signing and not revoking this Release Agreement. You will have five (5) business days from the date you receive this Release Agreement to consider this Release Agreement. If you choose to sign the Release Agreement before the end of that five business day period, you certify that you did so voluntarily for your own benefit and waived the right to consider this Release Agreement for the entire five business day period. You agree that changes to this Release Agreement, whether material or immaterial, do not restart the running of the five business day period for you to consider the Release Agreement. After you have signed this Release Agreement, you may revoke your consent to it by delivering written notice signed by you to Andrea Newborn, Executive Vice President, General Counsel and Corporate Secretary, One Liberty Plaza, 7th Floor, New York, New York 10006, andrea.newborn@abm.com, on or before the seventh calendar day after you sign it. If you do not revoke this Release Agreement within seven calendar days after you sign it, it will be final, binding, and irrevocable (“Effective Date”).
Even if you revoke this Release Agreement, Section 1 hereof will remain in effect.
11.Return of Property
You affirm that you have returned on or before the Separation Date to the Company all Company Property, as described more fully below, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment. Company Property

    Exhibit 10.8

includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
12.Positions Held As ABM Representative
If during employment you held any membership or position as a representative of ABM Industries Incorporated, ABM Industry Groups, LLC, GCA Services Group, Inc., or any of their respective affiliated companies for any outside organization (such as BOMA, IR EM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), you hereby represent that you have resigned from such membership or position, or trustee position as of the Separation Date, and you agree to cooperate fully with ABM in any process whereby ABM designates a new representative to replace the position vacated by you.
13.Nature of Agreement
By signing this Release Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Release Agreement you have relied only on the promises written in this Release Agreement, and not on any other promise made by the Company or the Released Parties. This Release Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Release Agreement contains the entire agreement between the Company (including the Released Parties) and you regarding your departure from the Company, except that all post-employment covenants contained in your Employment Agreement remain in full force and effect and any Mutual Arbitration Agreement between you and the Company (or any of the Released Parties) remains in full force and effect. The Benefits are in full satisfaction of any severance benefits under any Employment Agreement or any Company severance policy or any other Company plan, policy, or agreement. This Release Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise provided, this Release Agreement will be interpreted and enforced in accordance with the laws of the state in which you reside. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Release Agreement. Nothing in this Release Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Release Agreement are severable. If any provision of this Release Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Release Agreement.

    Exhibit 10.8

/s/ Andrea Newborn         5/27/2021
On behalf of the Company,
Andrea Newborn        Date
Executive Vice President, General Counsel,
Corporate Secretary and Interim Chief Human Resources
Officer

I do hereby acknowledge and accept the terms of, and agree to, this Release Agreement.

/s/ Scott Giacobbe         5/27/2021
Scott Giacobbe        Date